BANKWELL FINANCIAL GROUP REPORTS OPERATING RESULTS FOR THE SECOND QUARTER, DECLARES THIRD QUARTER DIVIDEND

New Canaan, CT – July 28, 2025 – Bankwell Financial Group, Inc. (NASDAQ: BWFG) reported GAAP net income of $9.1 million, or $1.15 per share for the second quarter of 2025, versus $6.9 million, or $0.87 per share, for the first quarter of 2025. The Company's Board of Directors declared a $0.20 per share cash dividend, payable August 22, 2025 to shareholders of record on August 11, 2025.
Discussion of Outlook; Bankwell Financial Group Chief Executive Officer, Christopher R. Gruseke:

"Our strong second quarter reflects an acceleration of positive trends which have been building over the past year. Notably, our net interest margin increased to 3.10% as a result of our improved funding costs. Loan originations accelerated in the quarter, resulting in $24 million net loan growth, which includes another robust quarter of SBA originations. Having already made the appropriate investments in risk, operations, and technology, the SBA business is on a path to achieve further scale and profitability. Year to date, it has contributed $1.5 million in non-interest income. The combined results of our efforts have increased the Company’s return on average assets to 1.14% this quarter and we expect continued improvement in profitability as the year progresses.

As we continue to improve the Company’s funding with higher quality deposits, we have now welcomed a total of five new deposit-focused private banking teams the year, and we anticipate their contributions will boost deposit growth later this year, with greater impact in 2026.

In light of this positive momentum, we are updating our 2025 guidance, to grow net interest income to $97 – $98 million. We reiterate our guidance of $7 - $8 million in noninterest income. We are increasing our noninterest expense guidance to $58 - $59 million, primarily a result of our investments in people. Despite the modestly higher run rate in operating expenses, we expect to see continued improvement to the Company’s efficiency ratio in the quarters ahead."

Key Points for Second Quarter and Bankwell’s Outlook

NIM Expansion on Improved Deposit Costs.
•Reported net interest margin was 3.10%, up 29 basis points from the first quarter of 2025, with reduced deposit costs on both time and non-maturity deposits contributing meaningfully to the linked-quarter expansion. Second quarter cost of deposits of 3.40% improved 20 basis points to linked quarter, with a June 2025 "exit" rate of 3.28%.
•During the first half of 2025, approximately $745 million of time deposits repriced approximately 80 basis points lower. Furthermore, rate cuts on approximately $1.0 billion of non-maturity interest-bearing deposits yielded a 23 basis point reduction in the same time period.

Advancing Key Strategic Priorities.
•SBA loan sale gains increased to $1.1 million for the quarter ended June 30, 2025, compared to $0.4 million in the first quarter of 2025. The SBA lending vertical delivered $11.8 million in originations during the quarter ended June 30, 2025, with continued growth expected for the remainder of 2025.
•The Company continues to invest in its deposit gathering capabilities, with the addition of five deposit teams in the New York Metro area; two teams added in April were previously disclosed, one team added after June 30, 2025.
•For the quarter ended June 30, 2025, the Company realized an efficiency ratio of 56.1%, down from 59.9% for the quarter ended March 31, 2025. Investments in strategic priorities continue to be balanced with revenue generation and improved efficiency.

Improving Credit.
•As of June 30, 2025, nonperforming assets as a percentage of total assets improved to 0.78%, compared to 0.83% as of March 31, 2025. Of the 0.78%, 0.17% is guaranteed by the SBA.
•ACL-loans as a % of nonperforming loans increased to 122.5%, compared to 111.8% as of March 31, 2025.

Second Quarter 2025 Financial Highlights and Key Performance Indicators (KPIs):

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Return on average assets(1)(6)	1.14%	0.86%	0.37%	0.24%	0.14%
Pre-tax, pre-provision net revenue return on average assets(1)(6)	1.43%	1.18%	1.13%	1.22%	1.10%
Return on average shareholders' equity(1)(6)	12.98%	10.16%	4.35%	2.83%	1.65%
Net interest margin(1)(6)	3.10%	2.81%	2.60%	2.72%	2.75%
Efficiency Ratio(1)(3)	56.1%	59.9%	56.4%	58.8%	45.6%
Noninterest expense to average assets(1)(6)	1.83%	1.76%	1.56%	1.62%	1.55%
Net loan charge-offs as a percentage of average loans(1)(6)	0.00%	0.00%	0.11%	0.56%	0.01%
Dividend payout(1)(4)	17.39%	22.99%	54.05%	82.30%	142.86%
Fully diluted tangible book value per common share(1)(2)	$35.65	$34.56	$34.09	$33.76	$33.61
Total capital to risk-weighted assets(1)(5)	13.28%	13.22%	12.70%	12.83%	12.98%
Total common equity tier 1 capital to risk-weighted assets(1)(5)	12.20%	12.11%	11.64%	11.80%	11.73%
Tier I Capital to Average Assets(1)(5)	10.57%	10.13%	10.09%	10.24%	10.17%
Tangible common equity to tangible assets(1)(2)	8.68%	8.57%	8.20%	8.40%	8.42%
Earnings per common share - diluted	$1.15	$0.87	$0.37	$0.24	$0.14
Common shares issued and outstanding	7,873,387	7,888,013	7,859,873	7,858,573	7,866,499
(1)     Non-GAAP Financial Measure; refer to the "Non-GAAP Financial Measures" section of this document for additional detail.

(2)    Refer to the "Reconciliation of GAAP to Non-GAAP Measures" section of this document for additional detail.

(3)    Efficiency ratio is defined as noninterest expense, less other real estate owned expenses and amortization of intangible assets, divided by our operating revenue, which is equal to net interest income plus noninterest income excluding gains and losses on sales of securities and gains and losses on other real estate owned. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

(4)    The dividend payout ratio is calculated by dividing dividends per share by earnings per share.

(5)    Represents Bank ratios. Current period capital ratios are preliminary subject to finalization of the FDIC Call Report.

(6)    Return on average assets is calculated by dividing annualized net income by average assets. Pre-tax, pre-provision net revenue return on average is calculated by dividing PPNR (using the "Pre-Tax, Pre-Provision Net Revenue (PPNR) section of this document by average assets. Return on average shareholders' equity is calculated by dividing annualized net income by average shareholders' equity. Net interest margin is calculated by dividing average annualized net interest income by average total earning assets. Noninterest expense to average assets is calculated by dividing annualized noninterest expense by average total assets. Net loan charge-offs as a percentage of average loans is calculated by dividing net loan (charge offs) recoveries by average total loans.

Pre-Tax, Pre-Provision Net Revenue(1) ("PPNR")

PPNR for the second quarter ended June 30, 2025 was $11.4 million, an increase of 20.9% from $9.4 million recognized for the first quarter ended March 31, 2025.

	For the Quarter Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Net interest income	$23,936	$22,066	$20,199	$20,717	$21,219
Total noninterest income	2,012	1,505	964	1,156	683
Total revenues	25,948	23,571	21,163	21,873	21,902
Total noninterest expense	14,546	14,141	12,644	12,865	12,245
PPNR	$11,402	$9,430	$8,519	$9,008	$9,657
(1)     Non-GAAP Financial Measure; refer to the "Non-GAAP Financial Measures" section of this document for additional detail.

•Revenues (net interest income plus noninterest income) for the quarter ended June 30, 2025 were $25.9 million, versus $23.6 million from the previous quarter. The increase in revenues for the quarter ended June 30, 2025 was mainly attributable to reduced funding costs. Additional favorability for the quarter ended June 30, 2025 is attributed to growth in gains on sale of SBA loans.

•The net interest margin (fully taxable equivalent basis) for the quarters ended June 30, 2025 and March 31, 2025 was 3.10% and 2.81%, respectively. The increase in the net interest margin was mainly due to reduced funding costs.

•Total non-interest expense of $14.5 million increased 2.9% compared to the first quarter, which was mainly driven by increase in salaries and employee benefits.
Allowance for Credit Losses - Loans ("ACL-Loans")

The ACL-Loans was $29.3 million as of June 30, 2025 compared to $29.5 million as of March 31, 2025. The ACL-Loans as a percentage of total loans was 1.10% as of June 30, 2025 compared to 1.11% as of March 31, 2025.

The credit for credit losses - loans was $0.3 million for the quarter ended June 30, 2025. Total nonperforming loans decreased $2.5 million to $23.9 million as of June 30, 2025 when compared to the previous quarter. Nonperforming assets as a percentage of total assets decreased to 0.78% as of June 30, 2025 compared to the previous quarter's ratio of 0.83%.

BANKWELL FINANCIAL GROUP, INC.
ASSET QUALITY (unaudited)
(Dollars in thousands)

	For the Quarter Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
ACL-Loans:
Balance at beginning of period	$29,485	$29,007	$27,752	$36,083	$27,991
Charge-offs:
Residential real estate	—	—	—	—	(9)
Commercial real estate	—	(67)	(1,100)	(8,184)	(522)
Commercial business	(15)	—	(703)	(7,010)	—
Consumer	(5)	(33)	(5)	(17)	(12)
Construction	—	—	(1,155)	(616)	—
Total charge-offs	(20)	(100)	(2,963)	(15,827)	(543)
Recoveries:
Residential real estate	—	—	—	—	141
Commercial real estate	—	—	—	1,013	113
Commercial business	112	4	4	(34)	—
Consumer	10	36	5	1	13
Construction	—	—	—	—	—
Total recoveries	122	40	9	980	267
Net loan (charge-offs) recoveries	102	(60)	(2,954)	(14,847)	(276)
(Credit) provision for credit losses - loans	(331)	538	4,209	6,516	8,368
Balance at end of period	$29,256	$29,485	$29,007	$27,752	$36,083

	As of
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Asset quality:
Nonaccrual loans
Residential real estate	$617	$811	$791	$1,316	$1,339
Commercial real estate	16,387	17,946	44,814	46,360	28,088
Commercial business	6,871	7,626	7,672	9,101	17,396
Construction	—	—	—	8,766	9,382
Consumer	—	—	—	—	—
Total nonaccrual loans	23,875	26,383	53,277	65,543	56,205
Other real estate owned	1,284	—	8,299	—	—
Total nonperforming assets	$25,159	$26,383	$61,576	$65,543	$56,205

Nonperforming loans as a % of total loans	0.89%	1.00%	1.97%	2.42%	2.12%
Nonperforming assets as a % of total assets	0.78%	0.83%	1.88%	2.07%	1.79%
ACL-loans as a % of total loans	1.10%	1.11%	1.07%	1.07%	1.36%
ACL-loans as a % of nonperforming loans	122.54%	111.76%	54.44%	44.26%	64.20%
Total past due loans to total loans	0.91%	1.08%	1.63%	2.40%	0.84%

Financial Condition & Capital
Assets totaled $3.2 billion at June 30, 2025, a decrease of $31.9 million, or 1.0% compared to December 31, 2024. Gross loans totaled $2.7 billion at June 30, 2025, a decrease of $36.9 million, or 1.4% compared to December 31, 2024. Deposits totaled $2.8 billion at June 30, 2025, a decrease of $28.3 million, or 1.0% compared to December 31, 2024. Brokered deposits have decreased $81.2 million or 11.5%, when compared to December 31, 2024.

Period End Loan Composition	June 30, 2025	December 31, 2024	June 30, 2024	Current YTD % Change	Year over Year % Change
Residential Real Estate	$34,978	$42,766	$47,875	(18.2)%	(26.9)%
Commercial Real Estate(1)	1,802,224	1,899,134	1,912,701	(5.1)	(5.8)
Construction	203,758	173,555	150,259	17.4	35.6
Total Real Estate Loans	2,040,960	2,115,455	2,110,835	(3.5)	(3.3)
Commercial Business	559,221	515,125	503,444	8.6	11.1
Consumer	68,801	75,308	42,906	(8.6)	60.4
Total Loans	$2,668,982	$2,705,888	$2,657,185	(1.4)%	0.4%
(1) Includes owner occupied commercial real estate of $0.7 billion at June 30, 2025, December 31, 2024, and June 30, 2024, respectively.

Period End Deposit Composition	June 30, 2025	December 31, 2024	June 30, 2024	Current YTD % Change	Year over Year % Change
Noninterest bearing demand	$397,195	$321,875	$328,475	23.4%	20.9%
NOW	118,019	105,090	122,112	12.3	(3.4)
Money Market	875,457	899,413	825,599	(2.7)	6.0
Savings	91,612	90,220	91,870	1.5	(0.3)
Time	1,276,998	1,370,972	1,294,319	(6.9)	(1.3)
Total Deposits	$2,759,281	$2,787,570	$2,662,375	(1.0)%	3.6%
Shareholders’ equity totaled $283.3 million as of June 30, 2025, an increase of $12.8 million compared to December 31, 2024, primarily a result of year to date net income of $16.0 million. The increase was partially offset by dividends paid of $3.1 million and share repurchases of $1.3 million.
As of June 30, 2025, the Bank's regulatory capital ratios were all above 'well capitalized' values, with total risk-based capital, common-equity tier 1 capital and leverage ratios at 13.28%, 12.20%, and 10.57%, respectively. The Company repurchased 14,626 shares at a weighted average price of $28.86 per share during the quarter ended June 30, 2025.

We recommend reading this earnings release in conjunction with the Second Quarter 2025 Investor Presentation, located at https://investor.mybankwell.com/events-and-presentations/ and included as an exhibit to our July 28, 2025 Current Report on Form 8-K.
Conference Call
Bankwell will host a conference call to discuss the Company’s financial results and business outlook on July 28, 2025, at 11:00 a.m. E.T. The call will be accessible by telephone and webcast using https://investor.mybankwell.com/events-and-presentations/. A supplementary slide presentation will be posted to the website prior to the event, and a replay will be available for 12 months following the event.

About Bankwell Financial Group

Bankwell Financial Group, Inc. is the holding company for Bankwell Bank ("Bankwell"), a full-service commercial bank headquartered in New Canaan, CT. Bankwell offers its customers unmatched accessibility, expertise, and responsiveness through a range of commercial financing products including working capital lines of credit, SBA loans, acquisition loans, and commercial mortgages as well as treasury management and deposit services.
For more information about this press release, interested parties may contact Christopher R. Gruseke, Chief Executive Officer or Courtney E. Sacchetti, Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166 or at ir@mybankwell.com.
For more information, visit www.mybankwell.com.
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the banking industry or securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

Non-GAAP Financial Measures
In addition to evaluating the Company's financial performance in accordance with U.S. generally accepted accounting principles ("GAAP"), management may evaluate certain non-GAAP financial measures, such as the efficiency ratio. A computation and reconciliation of certain non-GAAP financial measures used for these purposes is contained in the accompanying Reconciliation of GAAP to Non-GAAP Measures tables. We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. For example, the Company believes that the efficiency ratio is useful in the assessment of financial performance, including noninterest expense control. The Company believes that tangible common equity, tangible assets, tangible common equity to tangible assets, tangible common shareholders' equity, fully diluted tangible book value per common share, operating revenue, efficiency ratio, noninterest expense to average assets, average tangible common equity, annualized return on average tangible common equity, return on average assets, return on average shareholders' equity, pre-tax, pre-provision net revenue, net interest margin, net loan charge-offs as a percentage of average loans, pre-tax, pre-provision net revenue on average assets, and the dividend payout ratio are useful to evaluate the relative strength of the Company's performance and capital position. We utilize these measures for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure.

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(Dollars in thousands)

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
ASSETS
Cash and due from banks	$313,998	$292,006	$293,552	$275,829	$234,277
Federal funds sold	8,466	12,922	13,972	15,508	17,103
Cash and cash equivalents	322,464	304,928	307,524	291,337	251,380

Investment securities
Marketable equity securities, at fair value	2,188	2,164	2,118	2,148	2,079
Available for sale investment securities, at fair value	103,930	97,321	107,428	108,866	107,635
Held to maturity investment securities, at amortized cost	36,434	36,478	36,553	34,886	28,286
Total investment securities	142,552	135,963	146,099	145,900	138,000
Loans receivable (net of ACL-Loans of $29,256, $29,485, $29,007, $27,752, and $36,083, at June 30, 2025, March 31, 2025, December 31, 2024, September 30, 2024, and June 30, 2024, respectively)	2,635,742	2,611,495	2,672,959	2,591,551	2,616,691
Accrued interest receivable	14,741	15,409	14,535	14,714	14,675
Federal Home Loan Bank stock, at cost	5,051	3,583	5,655	5,655	5,655
Premises and equipment, net	23,020	22,978	23,856	24,780	25,599
Bank-owned life insurance	53,488	53,136	52,791	52,443	52,097
Goodwill	2,589	2,589	2,589	2,589	2,589
Deferred income taxes, net	9,684	9,551	9,742	9,300	11,345
Other real estate owned	1,284	—	8,299	—	—
Other assets	25,978	24,261	24,427	22,811	23,623
Total assets	$3,236,593	$3,183,893	$3,268,476	$3,161,080	$3,141,654

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest bearing deposits	$397,195	$349,525	$321,875	$295,552	$328,475
Interest bearing deposits	2,362,086	2,400,920	2,465,695	2,392,619	2,333,900
Total deposits	2,759,281	2,750,445	2,787,570	2,688,171	2,662,375

Advances from the Federal Home Loan Bank	75,000	40,000	90,000	90,000	90,000
Subordinated debentures	69,574	69,513	69,451	69,389	69,328
Accrued expenses and other liabilities	49,448	48,721	50,935	45,594	52,975
Total liabilities	2,953,303	2,908,679	2,997,956	2,893,154	2,874,678

Shareholders’ equity
Common stock, no par value	118,698	118,439	119,108	118,429	118,037
Retained earnings	165,495	157,971	152,656	151,257	150,895
Accumulated other comprehensive (loss)	(903)	(1,196)	(1,244)	(1,760)	(1,956)
Total shareholders’ equity	283,290	275,214	270,520	267,926	266,976

Total liabilities and shareholders’ equity	$3,236,593	$3,183,893	$3,268,476	$3,161,080	$3,141,654

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Dollars in thousands, except share data)

	For the Quarter Ended					For the Six-Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	June 30, 2025	June 30, 2024
Interest and dividend income
Interest and fees on loans	$44,128	$43,475	$42,851	$43,596	$43,060	$87,603	$86,385
Interest and dividends on securities	1,478	1,445	1,482	1,390	1,190	2,923	2,320
Interest on cash and cash equivalents	3,043	3,557	3,510	3,205	3,429	6,600	7,255
Total interest and dividend income	48,649	48,477	47,843	48,191	47,679	97,126	95,960
Interest expense
Interest expense on deposits	23,083	24,772	25,640	25,579	24,677	47,855	50,039
Interest expense on borrowings	1,630	1,639	2,004	1,895	1,783	3,269	3,555
Total interest expense	24,713	26,411	27,644	27,474	26,460	51,124	53,594

Net interest income	23,936	22,066	20,199	20,717	21,219	46,002	42,366
(Credit) provision for credit losses	(411)	463	4,458	6,296	8,183	52	11,866
Net interest income after (credit) provision for credit losses	24,347	21,603	15,741	14,421	13,036	45,950	30,500
Noninterest income
Bank owned life insurance	352	344	348	346	333	696	662
Service charges and fees	674	602	589	575	495	1,276	799
Gains and fees from sales of loans	1,080	442	24	133	45	1,522	366
Other	(94)	117	3	102	(190)	23	(229)
Total noninterest income	2,012	1,505	964	1,156	683	3,517	1,598
Noninterest expense
Salaries and employee benefits	7,521	7,052	5,056	6,223	6,176	14,573	12,467
Occupancy and equipment	2,505	2,575	2,600	2,334	2,238	5,080	4,561
Professional services	1,632	1,529	1,286	1,142	989	3,161	2,054
Data processing	712	885	905	851	755	1,597	1,495
Director fees	333	348	342	292	306	681	1,206
FDIC insurance	684	779	862	853	705	1,463	1,635
Marketing	218	142	175	73	90	360	203
Other	941	831	1,418	1,097	986	1,772	1,921
Total noninterest expense	14,546	14,141	12,644	12,865	12,245	28,687	25,542
Income before income tax expense	11,813	8,967	4,061	2,712	1,474	20,780	6,556
Income tax expense	2,725	2,079	1,098	786	356	4,804	1,675
Net income	$9,088	$6,888	$2,963	$1,926	$1,118	$15,976	$4,881
Earnings Per Common Share:
Basic	$1.16	$0.88	$0.37	$0.24	$0.14	$2.04	$0.62
Diluted	$1.15	$0.87	$0.37	$0.24	$0.14	$2.03	$0.62
Weighted Average Common Shares Outstanding:
Basic	7,777,469	7,670,224	7,713,970	7,715,040	7,747,675	7,724,143	7,705,598
Diluted	7,819,829	7,740,521	7,727,412	7,720,895	7,723,888	7,795,820	7,721,880
Dividends per common share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.40	$0.40

BANKWELL FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (unaudited)
(Dollars in thousands, except share data)

	As of
Computation of Tangible Common Equity to Tangible Assets	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total Equity	$283,290	$275,214	$270,520	$267,926	$266,976
Less:
Goodwill	2,589	2,589	2,589	2,589	2,589
Other intangibles	—	—	—	—	—
Tangible Common Equity	$280,701	$272,625	$267,931	$265,337	$264,387

Total Assets	$3,236,593	$3,183,893	$3,268,476	$3,161,080	$3,141,654
Less:
Goodwill	2,589	2,589	2,589	2,589	2,589
Other intangibles	—	—	—	—	—
Tangible Assets	$3,234,004	$3,181,304	$3,265,887	$3,158,491	$3,139,065

Tangible Common Equity to Tangible Assets	8.68%	8.57%	8.20%	8.40%	8.42%

	As of
Computation of Fully Diluted Tangible Book Value per Common Share	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total shareholders' equity	$283,290	$275,214	$270,520	$267,926	$266,976
Less:
Preferred stock	—	—	—	—	—
Common shareholders' equity	$283,290	$275,214	$270,520	$267,926	$266,976
Less:
Goodwill	2,589	2,589	2,589	2,589	2,589
Other intangibles	—	—	—	—	—
Tangible common shareholders' equity	$280,701	$272,625	$267,931	$265,337	$264,387

Common shares issued and outstanding	7,873,387	7,888,013	7,859,873	7,858,573	7,866,499

Fully Diluted Tangible Book Value per Common Share	$35.65	$34.56	$34.09	$33.76	$33.61

BANKWELL FINANCIAL GROUP, INC.
EARNINGS PER SHARE ("EPS") (unaudited)
(Dollars in thousands, except share data)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(In thousands, except per share data)
Net income	$9,088	$1,118	$15,976	$4,881
Dividends to participating securities(1)	26	(40)	53	(79)
Undistributed earnings allocated to participating securities(1)	(125)	14	(241)	(52)
Net income for earnings per share calculation	8,989	1,092	15,788	4,750

Weighted average shares outstanding, basic	7,777,469	7,747,675	7,724,143	7,705,598
Effect of dilutive equity-based awards(2)	42,359	(24,787)	71,677	16,282
Weighted average shares outstanding, diluted	7,819,828	7,722,888	7,795,820	7,721,880
Net earnings per common share:
Basic earnings per common share	$1.16	$0.14	$2.04	$0.62
Diluted earnings per common share	$1.15	$0.14	$2.03	$0.62
(1) Represents dividends paid and undistributed earnings allocated to unvested stock-based awards that contain non-forfeitable rights to dividends.
(2) Represents the effect of the assumed exercise of stock options and the vesting of restricted shares, as applicable, utilizing the treasury stock method.

BANKWELL FINANCIAL GROUP, INC.
NET INTEREST MARGIN ANALYSIS ON A FULLY TAX EQUIVALENT BASIS - QTD (unaudited)
(Dollars in thousands)

	For the Quarter Ended
	June 30, 2025			June 30, 2024
	Average Balance	Interest	Yield/ Rate (4)	Average Balance	Interest	Yield/ Rate (4)
Assets:
Cash and Fed funds sold	$296,054	$3,043	4.12%	$273,301	$3,429	5.05%
Securities(1)	149,475	1,535	4.11	137,360	1,139	3.32
Loans:
Commercial real estate	1,788,354	27,427	6.07	1,901,189	27,654	5.75
Residential real estate	37,549	597	6.36	49,046	772	6.30
Construction	196,373	3,851	7.76	159,184	2,871	7.14
Commercial business	558,237	11,195	7.93	523,382	11,028	8.34
Consumer	72,137	1,058	5.88	42,335	735	6.98
Total loans	2,652,650	44,128	6.58	2,675,136	43,060	6.37
Federal Home Loan Bank stock	5,000	85	6.85	5,655	118	8.47
Total earning assets	3,103,179	$48,791	6.22%	3,091,452	$47,746	6.11%
Other assets	88,967			95,453
Total assets	$3,192,146			$3,186,905

Liabilities and shareholders' equity:
Interest bearing liabilities:
NOW	$107,818	$77	0.29%	$107,310	$49	0.18%
Money market	898,777	8,579	3.83	833,489	8,552	4.13
Savings	91,415	667	2.93	90,987	688	3.04
Time	1,273,372	13,760	4.33	1,291,595	15,388	4.76
Total interest bearing deposits	2,371,382	23,083	3.90	2,323,381	24,677	4.27
Borrowed Money	138,380	1,629	4.72	159,288	1,783	4.50
Total interest bearing liabilities	2,509,762	$24,712	3.95%	2,482,669	$26,460	4.29%
Noninterest bearing deposits	352,623			368,516
Other liabilities	48,956			63,177
Total liabilities	2,911,341			2,914,362
Shareholders' equity	280,805			272,543
Total liabilities and shareholders' equity	$3,192,146			$3,186,905
Net interest income(2)		$24,079			$21,286
Interest rate spread			2.27%			1.82%
Net interest margin(3)			3.10%			2.75%
(1)Average balances and yields for securities are based on amortized cost.
(2)The adjustment for securities and loans taxable equivalency amounted to $143 thousand and $67 thousand for the quarters ended June 30, 2025 and 2024, respectively.
(3)Annualized net interest income as a percentage of earning assets.
(4)Yields are calculated using the contractual day count convention for each respective product type.

BANKWELL FINANCIAL GROUP, INC.
NET INTEREST MARGIN ANALYSIS ON A FULLY TAX EQUIVALENT BASIS - YTD (unaudited)
(Dollars in thousands)

	For the Year Ended
	June 30, 2025			June 30, 2024
	Average Balance	Interest	Yield/ Rate (4)	Average Balance	Interest	Yield/ Rate (4)
Assets:
Cash and Fed funds sold	$322,498	$6,600	4.13%	$282,981	$7,255	5.16%
Securities(1)	150,059	3,011	4.01	136,049	2,199	3.23
Loans:
Commercial real estate	1,818,282	55,710	6.09	1,911,896	56,295	5.82
Residential real estate	39,544	1,230	6.22	49,624	1,490	6.01
Construction	187,674	7,320	7.76	160,080	5,844	7.22
Commercial business	533,310	21,204	7.91	520,188	21,314	8.10
Consumer	76,784	2,139	5.62	41,150	1,442	7.05
Total loans	2,655,594	87,603	6.56	2,682,938	86,385	6.37
Federal Home Loan Bank stock	4,799	196	8.21	5,678	239	8.49
Total earning assets	3,132,950	$97,410	6.18%	3,107,646	$96,078	6.12%
Other assets	89,353			93,179
Total assets	$3,222,303			$3,200,825

Liabilities and shareholders' equity:
Interest bearing liabilities:
NOW	$103,675	$187	0.36%	$99,493	$88	0.18%
Money market	896,084	17,099	3.85	858,670	17,698	4.14
Savings	89,800	1,325	2.98	91,979	1,402	3.06
Time	1,325,630	29,244	4.45	1,304,332	30,851	4.76
Total interest bearing deposits	2,415,189	47,855	4.00	2,354,474	50,039	4.27
Borrowed Money	136,161	3,269	4.84	159,257	3,555	4.49
Total interest bearing liabilities	2,551,350	$51,124	4.04%	2,513,731	$53,594	4.29%
Noninterest bearing deposits	343,261			352,768
Other liabilities	49,752			62,775
Total liabilities	2,944,363			2,929,274
Shareholders' equity	277,940			271,551
Total liabilities and shareholders' equity	$3,222,303			$3,200,825
Net interest income(2)		$46,286			$42,484
Interest rate spread			2.14%			1.83%
Net interest margin(3)			2.95%			2.73%
(1)Average balances and yields for securities are based on amortized cost.
(2)The adjustment for securities and loans taxable equivalency amounted to $285 thousand and $118 thousand for the year ended June 30, 2025 and 2024, respectively.
(3)Annualized net interest income as a percentage of earning assets.
(4)Yields are calculated using the contractual day count convention for each respective product type.